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EXHIBIT 3.3

                          CERTIFICATE OF DOMESTICATION
                                       OF
                            ENERGAS RESOURCES, INC.,
                         A BRITISH COLUMBIA CORPORATION

         Energas Resources, Inc., a British Columbia corporation (the "Corporation"), for the purpose of domestication in the State of Delaware pursuant to Section 388 of the Delaware General Corporation Law of the State of Delaware, herewith files this Certificate of Incorporation with the Secretary of State of the State of Delaware and the undersigned on behalf of the Corporation hereby certifies that this Certificate of Domestication was duly adopted and authorized by the Corporation and that:

         (1) The Corporation was duly first formed, incorporated and came into being on November 2, 1989 in the Province of British Columbia, Canada, pursuant to and under The Company Act of British Columbia.

         (2) The name of the Corporation immediately prior to filing of this Certificate is Energas Resources, Inc.

         (3) The name of the Corporation as set forth in its Certificate of Incorporation of the Corporation filed pursuant to and in accordance with the Delaware General Corporation Law is Energas Resources, Inc.

         (4) The principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication is Suite 300, 800 Northeast 63rd Street, Oklahoma City, Oklahoma 73105.

THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation, for the purpose of domesticating the Corporation in the State of Delaware and pursuant to the General Corporation Law of the State of Delaware, does make and file this Certificate of Domestication of Energas Resources, Inc., hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 17th day of August, 2001.


 /s/ GEORGE G. SHAW
-------------------------------------
George G. Shaw
President and Chief Executive Officer